Exhibit 10.1
GE HealthCare US Severance and Change in Control Plan for CEO and Leadership Team
Section I.Purpose and Effective Date
The GE HealthCare US Severance and Change in Control Plan for CEO and Leadership Team (the “Plan”) provides severance benefits under specified conditions to the CEO and Executives who experience a Qualifying Termination on or after April 1, 2023 (the “Effective Date”). The Plan is an unfunded plan maintained primarily for the purpose of providing severance benefits to a select group of management and highly compensated employees of GE HealthCare and Participating Affiliates. The Plan shall be interpreted and administered consistently with the intent to be a “top hat” plan that is not subject to various provisions of ERISA. All capitalized terms are defined below or in Section VIII. On June 22, 2023, the Compensation Committee restated the Plan as provided herein to clarify the application of termination trigger definitions without any increase in benefits.
Section II.Qualifying Termination
A “Qualifying Termination” occurs when the Plan Administrator determines in its sole discretion that one of the following events occurred:
(a)The Executive’s employment is terminated in connection with a position elimination;
(b)The Executive’s employment is terminated in connection with a Participating Employer-initiated separation which is not for Cause;
(c)The Executive experiences a Non-Change in Control Good Reason Termination; or
(d)A Change in Control occurred and, within 24 months after the date of such Change in Control: (i) the Executive has a Qualifying Termination in accordance with subsection (a) or (b), or (ii) the Executive experiences a Change in Control Good Reason Termination.
However, a Qualifying Termination shall not include a termination of employment for Cause or on account of voluntary resignation (other than (i) a Non-Change in Control Good Reason Termination; or (ii) a Change in Control Good Reason within the 24-month period following a Change in Control), death or disability, or any termination of employment prior to the Effective Date.
Section III.Additional Conditions
Any benefit under this Plan shall be conferred via a separation agreement executed by the Executive, and shall be contingent upon the Executive signing, not revoking, and complying with the terms of such agreement which will include a release and waiver of claims (the “Release”) and which may include, among other things and where legally permissible, confidentiality, cooperation, non-competition, non-solicitation and/or non-disparagement requirements. If the separation agreement (including the Release) is not executed in a form acceptable to the Plan Sponsor by the deadline established by the Plan Sponsor (which shall be no later than 45 days following the effective date of the Qualifying Termination), or is revoked or breached, no benefit shall be payable under the Plan. To the extent the express terms of a separation agreement conflict with the terms of this Plan, the terms of this Plan shall prevail. For the avoidance of doubt, silence in the separation agreement shall not constitute a conflict with the Plan terms.
If the Plan Administrator determines in its sole discretion that an Executive has engaged in conduct that (a) constitutes a breach of the separation agreement (including the Release), (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or (c) occurred prior to the Qualifying Termination and would give rise to a termination for Cause (regardless of whether such conduct is discovered before, during or after the Qualifying Termination), the Executive shall forfeit the right to any unpaid benefit under this Plan and may be required to repay any amounts previously paid under the Plan to the extent recovery is permitted by law.
This remedy is not exclusive and shall not limit any right of the Company under applicable law, including (but not limited to) a remedy under (a) Section 10D of the Securities Exchange Act of 1934, as amended, (b) any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the Company may be traded, and/or (c) any Company policy adopted with respect to compensation recoupment.
Section IV.Amount and Form of Payment
An Executive who meets the requirements of Sections I, II and III shall be entitled to the following benefits under the Plan:
(a)If the Executive is the CEO immediately prior to the Qualifying Termination and the Qualifying Termination is not pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:
(1)a lump sum cash severance amount to be paid within 60 days following the effective date of the Qualifying Termination equal to the sum of (i) 24 months of the Executive’s Base Salary and (ii) two times the Executive’s target bonus under the Company’s annual bonus plan for the year of the Qualifying Termination; and
(2)the opportunity to continue participation for the Executive (and any enrolled dependents) in the Company’s health and welfare benefit plans in which the Executive was enrolled immediately prior to the Qualifying Termination for a period of 24 months following the Qualifying Termination, (i) to the extent the

Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) subject to the Executive (and any enrolled dependents) continuing to satisfy the terms and conditions for participation in such health and welfare benefit plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements), including making any required payments for such plans (which the Plan Administrator may require the Executive to pay on an after-tax basis) and paying any required taxes on some or all of the Company’s payments for the Executive’s (and any enrolled dependents’) coverage.
(b)If the Executive is any Executive other than the CEO immediately prior to the Qualifying Termination and the Qualifying Termination is not pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:
(1)a lump sum cash severance amount to be paid within 60 days following the effective date of the Qualifying Termination equal to the sum of (i) 12 months of the Executive’s Base Salary and (ii) the Executive’s target bonus under the Company’s annual bonus plan for the year of the Qualifying Termination; and
(2)the opportunity to continue participation for the Executive (and any enrolled dependents) in the Company’s health and welfare benefit plans in which the Executive was enrolled immediately prior to the Qualifying Termination, for a period of 12 months following the Qualifying Termination, (i) to the extent the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) subject to the Executive (and any enrolled dependents) continuing to satisfy the terms and conditions for participation in such health and welfare benefit plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements), including making any required payments for such plans (which the Plan Administrator may require the Executive to pay on an after-tax basis) and paying any required taxes on some or all of the Company’s payments for the Executive’s (and any enrolled dependents’) coverage.

(c)If the Executive is the CEO immediately prior to the Qualifying Termination and the Qualifying Termination is pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive

(1)a lump sum cash severance amount to be paid within 60 days following the effective date of the Qualifying Termination equal to the sum of (i) 36 months of the Executive’s Base Salary and (ii) 2.99 times the Executive’s target bonus under the Company’s annual bonus plan for the year of the Qualifying Termination; and
(2)the opportunity to continue participation for the Executive (and any enrolled dependents) in the Company’s health and welfare benefit plans in which the Executive was enrolled immediately prior to the Qualifying Termination, for a period of 36 months following the Qualifying Termination, (i) to the extent the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) subject to the Executive (and any enrolled dependents) continuing to satisfy the terms and conditions for participation in such health and welfare benefit plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements), including making any required payments for such plans (which the Plan Administrator may require the Executive to pay on an after-tax basis) and paying any required taxes on some or all of the Company’s payments for the Executive’s (and any enrolled dependents’) coverage.
(d)If the Executive is any Executive other than the CEO immediately prior to the Qualifying Termination and the Qualifying Termination is pursuant to Section II(d), the Company shall pay or cause to be paid to the Executive:
(1)a lump sum cash severance amount to be paid within 60 days following the effective date of the Qualifying Termination equal to the sum of (i) 24 months of the Executive’s Base Salary and (ii) two times the Executive’s target bonus under the Company’s annual bonus plan for the year of the Qualifying Termination; and
(2)the opportunity to continue participation for the Executive (and any enrolled dependents) in the Company’s health and welfare benefit plans in which the Executive was enrolled immediately prior to the Qualifying Termination, for a period of 24 months following the Qualifying Termination, (i) to the extent the Plan Administrator determines such continued participation is permitted by applicable law or can be administered in a manner that will not require the Company to provide post-termination coverage to other employees on the same terms to avoid a violation of the nondiscrimination requirements, and (ii) subject to the Executive (and any enrolled dependents) continuing to satisfy the terms and conditions for participation in such health and welfare benefit plans (as may be modified by the Plan Administrator to avoid a violation of the nondiscrimination requirements), including making any required payments for such plans (which the Plan Administrator may require the Executive to pay on an after-tax basis) and paying any required taxes on some or all of the Company’s payments for the Executive’s (and any enrolled dependents’) coverage.
The lump sum payment pursuant to this Section IV shall be subject to applicable withholdings and deductions, as well as the offsets described in Section VII.
Section V.Benefits Subject to Code Section 280G
Anything in the Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit, vesting or distribution to or for the benefit of an Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (a “Payment”) would but for this Section be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Payments shall be either be (i) provided to Executive in full, or (ii) provided to Executive as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Any determination required under this Section shall be made in writing in good faith by the Company's independent certified public accountants, appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code), and/or tax counsel selected by such accountants (the “Accounting Firm”) in accordance with the principles of Section 280G of the Code. In the event of a reduction of Payments hereunder, the Payments shall be reduced as follows: (i) first from cash payments which are included in full as parachute payments, (ii) second from equity awards (or the accelerated vesting thereof) which are included in full as parachute payments, (iii) third from cash payments which are partially included as parachute payments and (iv) fourth from equity awards (or the accelerated vesting thereof) that are partially included as parachute payments, and (5) last from non-cash, non-equity benefits, in each instance provided that Section 409A is complied with and the Payments to be made later in time are to be reduced before Payments to be made sooner in time, and further provided that only payments or benefits (or portions of payments or benefits) that, if reduced, would reduce the total amount of “parachute payments” (as that term is used in Section 280G of the Code) shall be reduced. For purposes of making the calculations required by this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the code, and other applicable legal authority. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section. All fees and expenses of the Accounting Firm shall be borne solely by the Company. All applicable taxes, including any Excise Tax, shall be borne solely by the Executive.
Section VI.Outplacement Services
An Executive who meets the requirements of Sections I, II and III shall also be eligible for outplacement services through a nationally recognized outplacement firm selected by the Plan Sponsor. To receive these outplacement services, the Executive must enroll in such services in accordance with procedures established by the Plan Sponsor and within 30 days following the effective date of the Qualifying Termination. Executives who enroll shall receive outplacement services for the number of months of Base Salary paid pursuant to Section IV; provided, however, that such services shall cease upon the Executive obtaining subsequent employment. Executives are required to notify the Participating Employer immediately upon obtaining subsequent employment.
Section VII.Offset and Rehire Rules
To the extent the Executive is vested in a GE HealthCare Supplementary Pension, Executive Retirement Benefit or equivalent payments, the amount of any lump sum payment described in Section IV shall be reduced by the Executive’s estimated monthly benefit payable during the same number of months following the Qualifying Termination that apply under Section IV. For this purpose, the Executive’s estimated monthly benefit is determined (a) during the week prior to the Executive’s written notification of the Qualifying Termination, (b) applying the five-year certain benefit for GE HealthCare Supplementary Pension and 1/12th of the annual Executive Retirement Benefit, and (c) disregarding any delay required by Section 409A.In addition, the Special Early Retirement Option Offset required by the GE HealthCare Pension Plan shall apply to the extent the Executive qualifies for and elects the Special Early Retirement Option or Plant Closing Pension Option under the GE HealthCare Pension Plan.
In the event the Executive is rehired by the Company before the period of time for which Base Salary was paid under Section IV has expired, the Executive shall repay the portion of the lump sum attributable to the period of time during which the Executive is reemployed in accordance with procedures established by the Plan Administrator.
Section VIII.Definitions
(a)“Affiliate” means any company or business entity connected to the Plan Sponsor by a direct or indirect 50% or more interest, whether or not a Participating Affiliate.
(b)“Base Salary” means an Executive’s salary rate (excluding bonuses, commissions or other compensation) in effect immediately prior to the Qualifying Termination.
(c)"Board” means the Board of Directors of GE HealthCare Technologies Inc.

(d)“Cause” means, as determined in the sole discretion of the Plan Administrator, an Executive’s:
(1)breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or breach of a material term of any other agreement between the Executive and the Company;
(2)engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company;
(3)commission of an act of dishonesty, fraud, embezzlement or theft;
(4)conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude;
(5)failure to comply with the Company’s policies and procedures, including but not limited to The Spirit and Letter; or
(6)sustained poor performance of any material aspect of the Executive’s duties or obligations, including refusal to follow lawful instructions from the CEO if the Executive is not the CEO and from the Board if the Executive is the CEO, which is not substantially cured to the satisfaction of the CEO if the Executive is not the CEO and of the Board if the Executive is the CEO within 30 days after written notice of such failure or poor performance has been given to the Executive.
(e)“CEO” means the Chief Executive Officer of GE HealthCare.
(f)“Change in Control” means any one of the following:
(1)    A transaction or series of transactions that results in a person directly or indirectly acquiring 50% or more beneficial ownership of the outstanding shares of the Company, or 50% or more of the combined voting power of shares of the Company; or

(2)    A reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the Company’s assets;

provided, however, that a public offering, internal restructuring, or transfer of common stock or assets of the Company to any Affiliate will not be treated as a Change in Control under the Plan.

(g)“Change in Control Good Reason Termination” means the Executive’s employment with the Company is terminated for one of the following reasons within 24 months after a Change in Control:
(1)the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties, reporting requirements, or responsibilities, in each case from those in effect immediately prior to the Change in Control, provided that the sale, disposition, or spin-off of any one or more of the businesses of the Company or its Affiliates, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material diminution in the Executive’s position, authority, duties, or responsibilities;
(2)a reduction in Base Salary, annual target cash incentive opportunity, or annual target long-term incentive opportunity in each case, from those in effect immediately prior to the Change in Control;
(3)a material breach by the Company of any agreement pursuant to which the Executive provides services to the Company, including without limitation failure to pay any compensation due and owing to the Executive; or
(4)the Company’s requirement to relocate to a location more than 50 miles from the Executive’s principal place of employment as of the Change in Control; and
The Executive takes all of the following actions in response to the existence of the Change in Control Good Reason condition(s):

(A)    provides written notice to the Chief People Officer of GE HealthCare of the existence of the circumstances providing grounds for a Change in Control Good Reason Termination within 30 calendar days of the date the Executive first becomes aware of such circumstances;

(B)    allows the Company at least 30 calendar days to cure the circumstances providing grounds for a Change in Control Good Reason Termination; and

(C)    if the Company fails to cure the circumstances providing grounds for a Change in Control Good Reason Termination, terminates employment with the Company within 30 calendar days following such failure to cure.

Any good faith determination of a Change in Control Good Reason by the Executive

shall be conclusive and binding on the Company.

(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Company” means GE HealthCare or any Affiliate.
(j)“Compensation Committee” means the Talent, Culture, and Compensation Committee of the Board.
(k)“Employee” means a common law U.S. employee of the Participating Employer (including such an employee on a bona fide leave of absence). If the Plan Administrator or a Participating Employer determines that an individual is not an “employee,” the individual will not be eligible to participate in the Plan, regardless of whether the determination is subsequently upheld by a court or tax or regulatory authority having jurisdiction over such matters or whether the individual is subsequently treated or classified as an employee for certain specified purposes. Any change to an individual’s status by reason of such reclassification or subsequent treatment will apply prospectively only.
(l)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(m)“Executive” means an Employee assigned by GE HealthCare to a Senior Executive Director or higher management level of GE HealthCare who is (1) the CEO, or (2) required to report solely to the CEO, provided that an individual is not an Executive if the individual is eligible to receive severance benefits or similar benefits under a plan or arrangement maintained by the Company or an affiliate for the benefit of employees of a non-U.S. jurisdiction (whether or not mandated by the law of such jurisdiction), unless the individual has waived any rights to such foreign benefits and has not revoked or violated such waiver. An Executive shall not be eligible for severance or similar benefits from the Company other than a benefit under this Plan, including under any offer letter dated prior to the Effective Date, the GE HealthCare US Executive Severance Plan (the “Executive Severance Plan”), the GE HealthCare Layoff Benefit Plan for Salaried Employees, a plan or arrangement maintained for the benefit of employees of a non-U.S. jurisdiction (whether or not mandated by the law of such jurisdiction), or any other plan, program, agreement, or arrangement sponsored by the Company that provides for severance or similar benefits. The above classifications are determined by GE HealthCare based on its management levels, and not those assigned by an Affiliate. If an individual ceases to be an Executive and remains an Employee, the Employee shall cease to be eligible for this Plan. If such Employee meets the definition of “Executive” under the Executive Severance Plan, the Employee shall be eligible for the Executive Severance Plan, subject to the terms of that plan.
(n)“GE HealthCare” means GE HealthCare Technologies Inc. or its successor.

(o)“Non-Change in Control Good Reason Termination” means the Executive’s employment with the Company is terminated for one of the following reasons:
(1)a material adverse change in the nature or status of the Executive’s duties or responsibilities with the Company and/or a Participating Employer, provided that the sale, disposition, or spin-off of any one or more of the businesses of the Company or its Affiliates, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material diminution in the Executive’s duties, or responsibilities;
(2)a material reduction in Base Salary or annual target cash incentive opportunity in each case, from those in effect immediately prior to the termination other than a general reduction in Base Salary or annual target cash incentive award opportunity which similarly affects a significant number or class of executives in addition to the Executive; or
(3)the Company’s requirement to relocate to a location more than 50 miles from the Executive’s principal place of employment prior to such change; and
The Executive takes all of the following actions in response to the existence of the Non-Change in Control Good Reason condition(s):

(A)    provides written notice to the Chief People Officer of GE HealthCare of the existence of the circumstances providing grounds for a Non-Change in Control Good Reason Termination within 30 calendar days of the date the Executive first becomes aware of such circumstances;

(B)    allows the Company at least 30 calendar days to cure the circumstances providing grounds for a Non-Change in Control Good Reason Termination; and

(C)    if the Company fails to cure the circumstances providing grounds for a Non-Change in Control Good Reason Termination, terminates employment with the Company within 30 calendar days following such failure to cure.

(p)“Participating Affiliate” means an Affiliate whose participation in the Plan is approved by the Plan Administrator.
(q)“Participating Employer” means GE HealthCare or a Participating Affiliate.

(r)“Plan Administrator” means the Compensation Committee, or its designee or delegate.
(s)“Plan Sponsor” means GE HealthCare.
(t)“Section 409A” means Section 409A of the Code.
(u)“Special Early Retirement Option Offset” shall have the meaning set forth in the GE HealthCare Pension Plan.
Section IX.Other
(a)Payments made under this Plan shall not be treated as eligible “compensation” for purposes of any retirement, savings, or similar plan of the Company, including, but not limited to, the GE HealthCare Retirement Savings Plan, the GE HealthCare Pension Plan, the GE HealthCare Restoration Plan, the GE HealthCare Supplementary Pension Plan, and the GE HealthCare Excess Benefits Plan.
(b)If the Company determines that an Executive is indebted to it on the effective date of the Qualifying Termination, including by reason of breaching a commitment to the Company, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness, as determined by the Plan Administrator. Such offset will be made in accordance with all applicable laws (including the intent not to trigger taxes under Section 409A).
(c)No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind (except as described in subsection (b) above). Any attempt to alienate, sell, transfer, assign, pledge, commute, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any such benefit, whether presently or subsequently payable, shall be void. Except as required by law or as described in Section XII, no benefit payable under this Plan shall, prior to actual payment, in any manner be subject to seizure, garnishment, attachment, execution, sequestration or other legal process for the payment of any debts, judgments, alimony, separate maintenance or liability of any Executive, or be transferrable by operation of law in the event of an Executive’s or any other person’s bankruptcy or insolvency.
(d)The Plan Administrator is authorized to comply with any court order in any action in which the Plan or the Plan Administrator has been named as a party, including any action involving a determination of the rights or interests in an Employee’s benefits under the Plan.

(e)This Plan does not provide any individual a right to continue employment with the Company, nor does it affect the Company’s right to terminate the employment of any individual at any time for any reason with or without Cause.
(f)Except to the extent preempted by ERISA or otherwise governed by federal law, the laws of the State of Delaware shall govern the construction and interpretation of the Plan, without regard to conflicts of law provisions therein.
(g)Benefits provided under this Plan are unfunded and unsecured obligations of the Participating Employer payable from its general assets.
(h)Each Executive shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of benefits hereunder.
(i)This Plan contains a complete statement of its terms. The Plan may be amended, suspended or terminated only in writing and then only as provided in Section X. The legal or equitable rights or interests of any person in this Plan, and the Participating Employer’s obligations or liabilities therefor, shall be exclusively determined by the express provisions of the Plan.
(j)If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan, each of which shall remain in full force and effect.
(k)If a severance benefit is paid to an Executive and the Company or Plan Administrator determines that all or part of such payment was not owed under the terms of the Plan, the Company reserves the right to recover such payment, including deducting such amounts from any sums due the Executive.
Section X.Amendment or Termination
The Plan may be amended or terminated by the Talent, Compensation Committee or its designee, at any time and for any reason, in its sole discretion and with the result that benefits under the Plan may be changed or discontinued, retroactively or prospectively.
Section XI.Administration
Except as otherwise expressly provided in the Plan, the management and control of the operation and administration of the Plan shall be vested in the Plan Administrator. The Plan Administrator has sole discretion to make all determinations with respect to eligibility and benefits under the Plan and such determinations shall be final and binding.

No liability shall attach to or be incurred by the stockholders, officers, directors or employees of the Company, in whatever capacity, under or by reason of the terms, conditions or agreements contained in the Plan or any law, rule or regulation, or for acts or decisions taken or omitted by any of them thereunder.
The Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit. In accordance with its charter, the Plan Administrator may also delegate to other persons or other entities any or all of its authority, responsibilities, obligations and duties with respect to the Plan. If the Company, Plan Administrator, or other plan fiduciary (an “Advisee”) engages attorneys, accountants, actuaries, consultants, and other service providers (an “Advisor”) to advise them on issues related to a Plan or the Advisee’s responsibilities under the Plan:
(a)The Advisor’s client is the Advisee and not any employee, participant, dependent, beneficiary, claimant, or other person;
(b)The Advisee will be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and
(c)No employee, participant, dependent, beneficiary, claimant or other person will be permitted to review any communication between the Advisee and any of the Advisee’s Advisors with respect to whom a privilege applies, unless mandated by a court order.
Section XII.Taxation and Section 409A
All payments and benefits under the Plan are subject to all applicable deductions and withholdings, including obligations to withhold federal, state and local income and employment taxes. Each recipient of benefits under the Plan (and not the Company) shall be solely responsible for the recipient’s own tax liability with respect to such benefits (including imputed income), without regard to the amount withheld or reported to the Internal Revenue Service. The amount withheld shall be determined by the Company. Nothing in this Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Executive or an Executive’s spouse, beneficiary, or estate to any other individual or entity.
The Plan shall be construed and administered consistently with the intent that payments under the Plan be exempt from the requirements of Section 409A (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9) and/or another exemption). To the extent Section 409A applies, the Plan shall be construed and administered consistently with the requirements thereof to avoid taxes thereunder.

Consistent therewith, where the Plan specifies a window during which a payment may be made, the payment date within such window shall be determined by the Plan Sponsor in its sole discretion. Furthermore, any installment in any series of payments shall be treated as a separate payment.
To the extent that Section 409A applies:
(a)Payment of the lump sum benefit described in Section IV shall occur on the 60th day following the Executive’s Qualifying Termination;
(b)The effective date of an Executive’s Qualifying Termination shall be the date the Executive actually incurs a “separation from service” within the meaning of Section 409A and the regulations and other guidance issued thereunder, as determined by the Plan Administrator;
(c)If, upon separation from service, an Executive is a “specified employee” within the meaning of Section 409A, any payment under this Plan that is subject to Section 409A and would otherwise be paid within six months after the Executive’s separation from service will instead be paid in the seventh month following the Executive’s separation from service; and
(d)If the period during which an Executive has discretion to execute or revoke the separation agreement (including the Release) described in Section III straddles two calendar years, the Plan Sponsor shall make payments conditioned on execution of such separation agreement no earlier than January 1st of the second calendar year, regardless of which year the separation agreement becomes effective.
Section XIII.Claims and Appeals
The provisions of this Section XIII shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred. Any such claim shall be addressed through the claims and appeals process described in the handbook summary for this Plan, and no such claim may be filed in court, arbitration, or similar proceeding before the claimant has exhausted that process. Such process is intended to comply with Section 503 of ERISA and shall be administered and interpreted in a manner consistent with such intent.
The claims administrator shall be the Plan Administrator, or its designee or delegate.
Section XIV.Limitations Period
(a)Any claim (1) for benefits; (2) to enforce rights under the Plan; or (3) otherwise seeking a remedy or judgment of any kind against the Plan, the Plan Administrator or the

Company must be filed within the limitations period prescribed by this Section XIV (and subsequent to exhaustion as described in Section XIII).
(b)The limitations period shall begin on the following date:
(1)For a claim for benefits, the earliest of: (i) the date the first benefit payment was actually made or allegedly due, or (ii) the date the Plan, the Plan Administrator or the Company first repudiated the alleged obligation to provide such benefits, regardless of whether such repudiation occurred during administrative review pursuant to Section XIII. A repudiation described in clause (ii) may be made in the form of a direct communication to the employee or a more general oral or written communication related to benefits payable under the Plan (for example, a summary of the Plan or an amendment to the Plan);
(2)For a claim to enforce an alleged right under the Plan (other than a right to benefits), the date the Plan first denied the request made on behalf of the employee to exercise such right, regardless of whether such denial occurred during administrative review pursuant to Section XIII; or
(3)For any claim otherwise seeking a remedy or judgment of any kind against the Plan, the Plan Administrator or the Company, the earliest date on which the employee knew or should have known of the material facts on which such claim or action is based, regardless of whether the employee was aware of the legal theory underlying the claim.
(c)The limitations period shall end on the first anniversary of the beginning date described in Section XIV(b); provided, however, that if a request for administrative review pursuant to Section XIII is pending at such time, the limitations period shall be extended to end on the date that is 60 days after the final denial of such claim on administrative review.
(d)The limitations period described in this Section XIV replaces and supersedes any limitations period that otherwise might be deemed applicable under state or federal law in the absence of this Section XIV. A claim filed after the expiration of the limitations period shall be deemed time-barred, except that the Plan Administrator shall have discretion to extend the limitations period upon a showing of exceptional circumstances that, in the opinion of the Plan Administrator, provide good cause for an extension. The exercise of this discretion is committed solely to the Plan Administrator and is not subject to review.
(e)In the event of any claim brought by or on behalf of two or more employees, the requirements of this Section XIV shall apply separately with respect to each employee.